Exhibit 99.2

BARRINGTON BROADCASTING GROUP LLC, #11101548
3RD QUARTER RESULTS CONFERENCE CALL
November 12, 2007, 11:00 AM ET
Chairperson: K James Yager

Operator:
Ladies and gentlemen, thank you for standing by and welcome to the Barrington Broadcasting Group LLC Third Quarter 2007 Results Conference Call.  At this time, all participants are in a listen only  mode and later we will conduct a question and answer session.  Instructions will be given at that time.  If you should require assistance at any time during the conference, please dial *0 and an operator will assist you.  As a reminder, this conference is being recorded today, Monday, November 12, 2007.

I would now like to turn the conference over to Mr. Jim Yager, Chief Executive Officer. Please go ahead, sir.

K. James Yager:
Thank you and good morning.  Welcome to Barrington Broadcasting’s Third Quarter 2007 Earnings Call.  Before we begin, I’d like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements.  Such factors include those risks described in Exhibit 99.1 to the quarterly report.  All information is current as of the date of this call and the Company undertakes no duty to update this information.

With me this morning are Warren Spector, our Chief Financial Officer, and Chris Cornelius, our Chief Operating Officer.  Today we will cover our actual results for the three months ended September 30, 2007, as well as results for the nine months ended September 30, 2007, as compared, on a pro forma basis, for original Barrington stations and the Raycom stations we acquired in August of 2006.  In addition, we will bring you up-to-date on the progress we are making in local sales, local news, and our Internet initiatives at all stations.

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On a comparable basis, the combined Barrington/Raycom stations’ gross revenues in the third quarter of 2007 were down 4.2% to $31.7 million from $33.1 million for the quarter ended September 30, 2006.  The decrease was primarily due to decreases in national and political revenues.  Political revenues decreased 3.1% to $200,000 for the quarter and national revenues decreased 3.2% or $300,000 to $9.2 million.  Local revenues, on the other hand, increased $1.9 million or 10.7% to $19.7 million during the quarter.

Operating expenses for the quarter ending September 30, 2007, not including depreciation and amortization, increased 0.3% to $20.6 million from $20.5 million for the quarter.

Broadcast Cash Flow for the quarter for 2007 decreased 7.7% to $7.8 million from $8.5 million for the third quarter of 2006.

At this point, I’d like to ask Warren Spector to review in more detail our actual third quarter results for Barrington and pro forma results for Barrington plus Raycom for the nine months ended September 30, 2007.

Warren Spector:                   Thank you, Jim.  The 10Q that will be filed early tomorrow morning with the SEC will include results for the stations that Barrington owned and operated during the three and nine months ended September 30, 2007 and September 30, 2006 reporting periods.  Therefore, the results for the three and nine months ended September 30, 2006 include results for stations that were acquired from Raycom beginning August 11, 2006 and include results from stations acquired in Myrtle Beach from the acquisition completed in February 2006.  That is the primary reason you will find large differences in revenues and expenses for the three and nine month periods ended September 30, 2007.

Therefore, I’m going to focus on the actual results for the quarter and nine months ended September 30, 2007 to the results, on a pro forma basis, for the three and nine months ended September 30, 2006, as if all acquisitions completed in 2006 were completed on January 1, 2006.

As Jim stated, gross revenues for the third quarter decreased 4.2% to $31.7 million from $33.1 million for the same period a year ago primarily due to a decrease in political revenues of $3.1 million and a decrease in national revenues of $300,000 or 3.2% for the quarter.  Local revenues increased $1.9 million or 10.7% for the quarter to $19.7 million.

Net revenues for the quarter decreased 3.8% to $27.1 million from $28.2 million for the third quarter of 2006.

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Jim also mentioned earlier that operating expenses for the quarter, not including depreciation and amortization, increased approximately $100,000, or 0.3%, to $20.6 million.

Broadcast Cash Flow for the quarter decreased 7.7% to $7.8 million from $8.5 million for the quarter ended September 30, 2006.

Gross revenues for the nine months ended September 30, 2007 decreased 3% to $96.2 million from $99.2 million for the nine months ended September 30, 2006.  The decrease was primarily due to a decrease in political revenues of $5.1 million, as well as a decrease in national revenues of $1.8 million or 5.9% or $28.5 million.  Local revenues increased $4 million for the nine month period or 7.2% to $60 million.

Net revenues for the nine month period decreased 2.9% to $82.2 million from $84.7 million in the same period in 2006.

Operating expenses for the nine months ended September 30, 2007, not including depreciation and amortization, decreased $0.5 million or 0.7% to $61.1 million primarily due to decreases in programming and production expenses.

Broadcast Cash Flow for the nine months ended September 30, 2007 decreased 4.4% to $25.1 million from $26.3 million for the nine months ended September 30, 2006 period.

With that, I’ll turn it back over to Jim.

K. James Yager:	Thanks, Warren.

As mentioned at the start of the call, we continue to focus all of our stations on growing their local sales, local news programming, as well as their Internet initiatives.  To bring you up-to-date on our progress in that regard, I’d like to turn the call over at this point to Chris Cornelius, our Chief Operating Officer.  Chris?

Chris Cornelius:
Thanks, Jim.  I’ll spend just a minute on business.  Barrington is committed to being aggressive on selling transactional, negotiated business in all of its markets.  We continue to believe healthy growth will come from a station’s ability to convert competitive media advertisers like newspaper and yellow page advertisers into the more effective local television broadcast media.

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As Warren mentioned, Barrington grew local revenues 7.2% through September on a pro forma basis.  Much of this growth comes from new businesses we brought into television for the first time and Barrington will continue to train and work with our sales departments, as well as our advertisers, in growing the local television advertising pie in all of our markets.

Part of this strategy to build local revenues is to build strong a local news presence in all of our markets.  As mentioned in the previous call, Barrington has expanded local news at several of our stations.  The stations acquired from Raycom in Colorado Springs and Columbia, South Carolina both brought news in-house and both are doing an hour in prime time and three hours of local news in the morning.  Each station’s prime time newscasts have had great ratings in the last three ratings books and the addition of morning news offers a great local alternative to morning network news programs.

WFXL in Albany, Georgia also added a half hour of news at 6:30 p.m. and by using existing resources they did it without adding any additional cost.  We’ve added a 7 p.m. news at our duopolized CW affiliate in Flint, Michigan and in September our NBC affiliate in Traverse City, Michigan added another half hour of local news in the morning coming out of the fourth hour of the Today Show.  We believe adding this valuable local news inventory strongly positions us with local news consumers and advertisers, especially going into a political year.

In Toledo, WNWO moved their hour long 5 p.m. news block to 7 p.m.  This program shift gives the news consumer a newscast that will better fit a busy lifestyle, gives the station the counter programming advantage, as well as more commercial inventory in the valuable prime access daypart.

In addition to providing our on-air consumers more convenience, Barrington has launched news and information oriented websites in all of its markets.  By offering compelling local text based news stories, we’ve seen our page views and session rates increase dramatically over the course of the summer.  By mid-November, video streaming will be available on all of our sites and, as I mentioned in our last call, Barrington has developed an online business directory to vigorously compete with the yellow pages.

And, finally, the 2008 budget planning process is in full swing.  Following this call, Jim, Warren, and I will continue our ’08 planning process with another five stations who will present their plans over the course of this week.  From the stations we’ve already had through the process, I’m excited about Barrington’s continued progress in developing each station into an important local media outlet.

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I feel it’s a pretty good time to be a local broadcaster. Jim?

K. James Yager:	Thanks, Chris.

We remain committed to a strategy of building a strong local news presence in all of our markets.  As Chris just stated, we have increased our news programming in six of our 15 markets this year and we believe adding all of this valuable news inventory strongly positions us not just with viewers, but with advertisers, especially going into a political year.

We also believe our strategy of developing strong local sales departments and implementing cost savings initiatives at each of our stations, irrespective of market size, has been effective in the first nine months of 2007.  Expenses were down $500,000 or 0.7% in that period, despite increases in news programming.

We remain committed to maintaining a deep and talented management team at both the corporate level and station level.  Since our last call, we have upgraded the executive management at three of our stations; namely, Amarillo, Texas, Toledo, Ohio, and Traverse City, Michigan.

On August 31 we entered into a transaction to acquire the assets of WGTU, WGTQ, the ABC and CW affiliates is in Traverse City, Michigan and simultaneously assigned our rights under that agreement to Tucker Broadcasting, which has filed with the SEC for approval of the transfer of the license.  We have a series of agreements with Tucker to manage the station at the close.  This business arrangement will give us a duopoly in the Traverse City, Michigan market.

And, finally, we continue to use the promotional power of television to build traffic to our stations Internet sites, which, as Chris has stated, are focused on the local communities we serve in developing a unique way to connect local on-the-air advertisers to local consumers.  We believe or basic strategy is working.  We are excited about the future and we are excited about the future of over-the-air broadcasting in general.

Now, let’s open the phones to any questions you might have.

Operator:
Thank you.  Ladies and gentlemen, at this time we will conduct a question and answer session.  If you would like to ask a question, please dial *1 and you’ll hear a tone indicating you’ve been placed in queue.  You may also remove yourself by pressing *2 and if you are using a speakerphone, please lift the handset before asking your question.

Our first question comes from the line of Bishop Cheen with Wachovia. Please go ahead.

Bishop Cheen:	Hi, Jim, and Warren, and Chris. Thanks for taking my question.

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K. James Yager:	Hi, Bishop.

Bishop Cheen:
Okay.  Let me billboard a few questions.  I want to get your take on why national is so weak.  Also your view of the strike and impact it could have on you near-term and longer term.  Remind us too of when all of your retrans agreements, most of them, come up for renewal and your thinking on that?  And, lastly, on a net basis, I think political was like over $14 million in ’06 pro forma and I wanted to see now that we’ve got, you know, closer to ’08, what your thinking is on how strong ’08 could be?  The plan was to keep you busy.

K. James Yager:
Yeah.  Let me start with the national question.  The national advertisers, for whatever the reason, have cut back and I’m particularly referring to the automotive sector of the business nationally.  Locally we are doing very well with the automotive category, but nationally, manufacturers and many dealer groups as well have cut back their expenditures and we continue to see orders come in at the start of the quarter, only to be cancelled before the quarter is really even under way.

So I would kind of take the national problem not just Barrington, but a number of other companies are having is with the national automotive business.  And so I think that really speaks to the weakness in the overall category.

The strike, let me just say, that I don’t see the strike impacting us in one way or the other for a number of months. You’ve got to remember that we primarily drive this company off what we do with local news.  The strike has impacted some syndicated product.  The networks are pretty well stocked to at least get through the February sweeps with new and fresh product. I  don’t anticipate the strike – if it goes on seven to eight months, which I don’t think it will, that could have a potential impact on us, but for the foreseeable future, we don’t see any impact from the strike.

We have a number of restrans agreements in place.  Warren heads up a team that is in the process of gathering all of our information, but let me just give you kind of a general view.  Most of our retrans agreements are not expiring until the latter part of 2008.  That’s not to say we don’t have we have some on a system by system basis that are expiring this year.

And, finally, Warren won’t let me answer the 2008 question, because that would be forward-looking and I would probably get in trouble for doing that.  But I hope that answers the four parts of your question.

Bishop Cheen:
You’ve done a great job and we’re going to have to find a way to restrain Warren.  I appreciate it. I may have some other follow ups.  Let me let somebody else get in here and maybe get back with you.  Thank you.

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Operator:	Our next question comes from the line of Stephen Weiss with Bank of America Securities. Please go ahead.

Stephen Weiss:	Hi, gentlemen.

K. James Yager:	Hi, Steve.

Warren Spector:	Hi, Steve.

Stephen Weiss:
Bishop asked some of the questions I had, but I just wanted to ask your view on acquisitions.  I know there’s been a lot of inventory on the market in various stages.  Just kind of what you’re seeing in the private market, kind of behind the scenes, would be pretty helpful.

And then, secondly, if you could just kind of remind us on where you think your leverage goals are going to be over the near-term?

K. James Yager:	Okay. I’ll let Warren answer the second part of your question, Stephen.

Let me say that the opportunities we might have for duopolies are the most appealing to us and that’s where we’ve tried to focus all of our attention in terms of acquisitions, because we have learned from the four duopolies that we have in existence: Flint, Syracuse, Colorado Springs, and Myrtle Beach, that we can really create very good efficiencies with those kinds of operations. It’s one reason we’re excited about the acquisition – quasi acquisition, let’s put it this way, we have coming in Traverse City with Tucker Broadcasting through a Shared Services Agreement and Joint Sales Agreement.

So we continue to look for opportunities where we can duopolize. Warren, I’m going to let you handle the leverage question.

Warren Spector:
On the leverage goals, obviously with results as to where they were vs. last year, we knew our leverage would increase, but, in terms of actual goals, our goals are always to decrease as best we can with the cash flows that we generate.  So specifically it’s whatever the operations will bear is what we’ll get to.  So that’s the best way I can answer that.

Stephen Weiss:
Okay.  And then in terms of just a follow-up question.  I guess there are a few influences right now in the space that’s on the ad market and whatever the economy may or may not be doing to that.  The possible implications of the strike, depending on how long it goes on for, offset by all of this new money flowing in next year for political, and Olympics, and what you, has your view on ’08 just broadly, I’m not asking obviously, but just broadly do you feel a lot different on the prospects of ’08 now than you may have a few months ago?

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K. James Yager:
Stephen, I’m going to answer that by saying we have tried to focus our management efforts on the development of local business and as Chris statement in his report, we’re never going to be satisfied with the growth we’ve had in local, but 10.7% growth in local in the third quarter we think gives us that kind of focus that will help us offset any kind of declines in the national market, which I would anticipate that probably automotive is going to stay like it’s been in 2007.  That was forward-looking, Warren, I realize.

And then the next answer to your question is political is coming in and it’s going to be very, very state driven.  Some states are going to see tremendous political, some aren’t, and I think Warren’s punching me not to give any kind of feel about the states we operate in.

Warren Spector:
Steve, the only thing I’ll comment on it.  There was an article last week.  I think it was in USA Today about how the candidates are really spending methodically in the order of the primaries and that’s what we’re really seeing.

Stephen Weiss:	Okay. Well, I appreciate all of the color.

Operator:	If there are any additional questions at this time, please dial *1.

Our next question comes from the line of Michael Plancey with Credit Suisse. Please go ahead.

Michael Plancey:
Hi.  Could you just comment on the overall M&A environment?  I know that there are a number of stations on the market that we’ve heard nothing about. There’s talk of the Clear Channel Station not going through.  Can you speak to if you’re seeing significant decreased demand or valuations?

K. James Yager:
Well, I can’t say that we are.  It seems that, and I don’t know anything about the Clear Channel transaction, but we continue to hear of activity and demand on the part of people that are involved in local broadcasting.  We continue to feel that companies – we acquired a number of stations from Raycom last year.  We think Raycom is a very healthy and kind of growing company.  There are a number of acquiring companies out there and without being too speculative as to who they might be.  There are a number of stations on the market.  We think these are either family owned stations cashing in on long-term investments or not the primary business.  Re: the Lincoln National stations, the broadcasting side was not part of their primary business.  The answer is there’s always been a lot of inventory and there seems to be demand for it.  I don’t see any change in that.

Warren?

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Warren Spector:
I would agree.  There are still transactions to be announced. I think, as you know, that have been out there a few months.  So I don’t think we have really an opinion on multiples, given what’s gone on in the credit markets.

Michael Plancey:	Okay.

Warren Spector:	There certainly is supply continuing and, from what I understand, demand continues.

Michael Plancey:	Thank you.

Operator:	We have a follow-up from Bishop Cheen. Please go ahead.

Bishop Cheen:
Hey, thanks.  This detail may be in the Q tomorrow, but of your $25 million revolver, I see the debt’s up a little bit at the end of Q3.  How much is outstanding on the revolver?  How much is available on the revolver?

K. James Yager:	That will be in the 10Q, Bishop --

Bishop Cheen:	Okay.

K. James Yager:	-- that will be filed tomorrow morning. You’ll be able to see that quite readily.

Bishop Cheen:
Right.  And on the Tucker deal, did you already disclose what your initial transactions costs for the full costs is?  As I understand it, your – it’s an LMA obligation with a back end for a full acquisition?

Warren Spector:
It is, Bishop.  We announced the acquisition.  We announced that the cost was – the total cost of  the acquisition was approximately $10 million and there is an option to acquire the station associated with this transaction.

Bishop Cheen:	So the option is above the $10 million or it’s within that $10 million?

Warren Spector:	It is part of the agreement that we have with Tucker as part of the $10 million.

Bishop Cheen:	Okay. So then it was much smaller for your initial outlay to get the LMA in place?

Warren Spector:	Well, at the signing of the transaction, we put up $500,000 as part of the transaction.

Bishop Cheen:	Okay. And then Tucker will assume the rights of that acquisition?

Warren Spector:	Right.

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Bishop Cheen:	So you don’t have any – I’m just trying, in my modeling as far as an outflow, I should not assume this $10 million will be near term in the next six months?

Warren Spector:	Near term in terms of?

Bishop Cheen:	Your outlay to –

Warren Spector:	Well, what we said was that we will support up to $7 million of indebtedness by Tucker.

Bishop Cheen:	Okay. And that will go on your balance sheet?

Warren Spector:	We will be consolidating Tucker on our balance sheet.

Bishop Cheen:	Right. And just like the South Carolina transaction?

Warren Spector:	Exactly.

Bishop Cheen:	Okay. Very good and did you ever state between local and national what the total percentage change is year-over-year in auto in Q3 or the nine months?

Warren Spector:	No.

K. James Yager:	No, we did not, Bishop.

Bishop Cheen:	Would you?

K. James Yager:	How about in the fourth quarter call, Bishop?

Bishop Cheen:	Okay. All right.

Warren Spector:	Good try, Bishop.

Bishop Cheen:	And, Warren, great job in the presentation of the numbers. It’s very clear. It’s very concise. I really wish more companies would follow suit.

Warren Spector:	Thanks, Bishop. I appreciate the compliment.

K. James Yager:	Thank you, Bishop.

Operator:	Once again, if there are any questions, please dial *1.

I’m showing no further questions at this time. Please continue.

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K. James Yager:
All right. Well, that wraps up our call for the third quarter.  We appreciate your being with us, and there will be a transcript of this call available, and I’ll let the operator give you that information at this time.

Operator:
Thank you.  Ladies and gentlemen, this conference will available for replay.  You may access the conference replay by dialing 1-800-405-2236 and entering the pass code of 11101548.  Thank you for your participation.  That does conclude today’s conference and you may now disconnect.

END

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